Exhibit 10.18

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

July 21, 2008

Richard E. Gregg, MD

Dear Dick:

You and Vitae Pharmaceuticals, Inc. (the “Company”) signed an offer letter dated January 28, 2008 (the “Offer Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Offer Letter is hereby amended by inserting the following new provisions at the end of the Offer Letter:

Separation from Service. Wherever this Offer Letter refers to a termination of employment, termination of service or similar event, including (without limitation) a termination without cause or involuntary termination, the reference will be construed as a Separation, as defined below. This paragraph supersedes any contrary provision of this Offer Letter.

Release and Commencement of Payments. If this Offer Letter requires that you execute a release of claims in order to receive severance benefits, the Company will deliver the form of release to you within 30 days after your Separation, as defined below. You must execute and return the release within the period of time set forth in the form of release provided by the Company. The salary continuation payments under this Offer Letter will commence within 30 days after you return the release.

Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, as defined below, then (a) the salary continuation payments under this Offer Letter, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (b) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence. If applicable, this paragraph supersedes any contrary provision of this Offer Letter.

Definition. For all purposes under this Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Except as expressly set forth above, the Offer Letter will remain in effect without change.

You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

VITAE PHARMACEUTICALS, INC.

By:	/s/ Pauline Javorski
Title:	HR Manager

I have read and accept this amendment:

/s/ Richard Gregg

Dated:	July 24, 2008